Exhibit 99.1
FOR IMMEDIATE RELEASE
Energy Transfer Partners Responds to FERC
     DALLAS, October 9, 2007 — Energy Transfer Partners, L.P. (NYSE:ETP or the Partnership) confirmed that the Partnership today delivered its response to the Federal Energy Regulatory Commission (FERC) “Order to Show Cause” filed on July 26, 2007.
     In reaffirming that the Company’s business transactions were conducted in a lawful and responsible manner, ETP’s response decisively refutes FERC’s claims and shows that FERC’s positions are fundamentally flawed.
     “As we stated at the time the Order was received, we believe FERC’s allegations are entirely unfounded. Our detailed response is an important first step in setting the record straight and making the facts clear,” said Jerry Langdon, Energy Transfer Partners, Chief Administrative and Compliance Officer. “We look forward to an objective review by FERC and believe the evidence will show that our conduct was appropriate.”
     ETP expects its complete response to the FERC to be made available in the eLibrary on the FERC’s website, www.ferc.gov, docket number IN06-3-002. The Partnership will provide a summary of their response on ETP’s website, www.energytransfer.com. ETP will respond separately to the Commodity Futures Trading Commission (CFTC) on or before October 15th.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 14,000 miles of intrastate pipeline in service, with an additional 400 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partners units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.
The information contained in this press release is available on the Partnership’s website at www.energytransfer.com.
Contacts
Investor Relations:
Energy Transfer
Renee Lorenz
214-981-0700
Media Relations:
Vicki Granado
Gittins & Granado
214-361-0400
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